Exhibit 1.2

Execution Version

NABORS INDUSTRIES LTD.

5,000,000 6.00% SERIES A MANDATORY CONVERTIBLE PREFERRED SHARES

UNDERWRITING AGREEMENT

MORGAN STANLEY & CO. LLC

May 9, 2018

May 9, 2018

Morgan Stanley & Co. LLC

1585 Broadway
New York, New York 10036

As Representative of the Underwriters

named in Schedule A hereto

Dear Ladies and Gentlemen:

Nabors Industries Ltd., a Bermuda exempted company (the “Company”), proposes, upon the terms and conditions set forth in this agreement (the “Agreement”), to issue and sell to the several underwriters named in Schedule A hereto (the “Underwriters”) 5,000,000 of its 6.00% series A mandatory convertible preferred shares, par value $0.001 per share (the “Firm Shares”). The Company also proposes to issue and sell to the several Underwriters not more than 750,000 additional 6.00% series A mandatory convertible preferred shares, par value $0.001 per share (the “Additional Shares”), if and to the extent that you, as Representative of the Underwriters, shall have determined to exercise on behalf of the Underwriters, the right to purchase such Additional Shares, solely to cover over-allotments, granted to the Underwriters in Section 2 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.” The terms of the Shares will be set forth in a certificate of designations (the “Certificate of Designations”) appended to minutes of the meeting (or written resolutions in lieu of a meeting) of the board of directors of the Company (or an authorized committee thereof) related to the offering of the Shares. The Shares will be convertible into a variable number of common shares, par value $0.001 per share (the “Common Shares”), of the Company (the Common Shares into which the Shares are convertible, the “Conversion Shares”) in accordance with the terms of the Shares and the Certificate of Designations.

Concurrently with this offering, the Company is conducting a public offering (the “Concurrent Common Shares Offering”), pursuant to which the Company proposes to issue and sell to certain underwriters 35,000,000 of its Common Shares. The Concurrent Common Shares Offering and this offering are not contingent on one another.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, on Form S-3 (File No. 333-222855), relating to the securities (the “Shelf Securities”), including the Shares, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated February 2, 2018, in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Base Prospectus.”  The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173

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under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus.  For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Disclosure Package” means the preliminary prospectus and any free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package, including the Pricing Term Sheet attached hereto as Schedule I, “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person and “Applicable Time” means 7:00 P.M. (New York time) on May 9, 2018. As used herein, the terms “Registration Statement,” “Base Prospectus,” “preliminary prospectus,” “Disclosure Package” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the Disclosure Package, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.     Representations and Warranties.  The Company represents and warrants to, and agrees with, each of the Underwriters as of the Applicable Time and as of the Closing Date (as defined herein) that:

(a)           The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission.  If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b)           (i)            Each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement, the Disclosure Package or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Disclosure Package does not, and at the Applicable Time and the Closing Date, the Disclosure Package, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the Disclosure Package, does

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not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements in or omissions from the Registration Statement, Disclosure Package or the Prospectus based upon information relating to the Underwriters furnished to the Company in writing by the Underwriters through the Representative expressly for use therein, it being understood and agreed that the only such information is that described in Section 8(b).

(c)           The Company is not an “ineligible issuer” in connection with this offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses forming part of the Disclosure Package, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d)           The Company has been duly formed, is validly existing as a Bermuda exempted company in good standing under the laws of Bermuda and has the corporate power and authority to own its property and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(e)           Each Significant Subsidiary (as defined below) has been duly organized, is validly existing as a corporation or limited partnership in good standing under the laws of the jurisdiction of its organization, has the corporate or limited partnership power and authority to own its property and to conduct its business to the extent described in the Registration Statement, the Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  All of the issued shares of capital stock (or limited partnership interests) of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, encumbrances, equities or claims other than any liens, encumbrances, equities or claims in favor of the Company or another Significant Subsidiary.  “Significant Subsidiaries” shall mean Nabors Industries Inc. (“NII”), Nabors International Finance Inc., Nabors Holdings Ltd., Nabors International Management Limited., Nabors Drilling

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International Limited, Nabors Drilling International II Limited., Nabors Global Holdings Limited, Nabors Global Holdings II Ltd., Nabors Blue Shield Ltd., Nabors Lux Finance 1 S.a.r.l., Nabors Lux 2 S.a.r.l., Nabors Drilling Technologies USA, Inc., Nabors Drilling Holdings Inc., Nabors Yellow Reef Ltd., Nabors Drilling International Gulf FZE and Nabors Arabia Company Ltd..

(f)            The Certificate of Designations has been duly authorized by the Company; the Certificate of Designations sets forth the rights, preferences and priorities of the Shares; and the holders of the Shares will have the rights set forth in the Certificate of Designations.

(g)           This Agreement has been duly authorized, executed and delivered by the Company.

(h)           The authorized share capital of the Company conforms as to legal matters to the description thereof contained in each of the Registration Statement, the Disclosure Package and the Prospectus.

(i)            The Common Shares issued and outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(j)            The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

(k)           Upon issuance and delivery of the Shares in accordance with this Agreement and the Certificate of Designations, the Shares will be convertible into Conversion Shares in accordance with the terms of such Shares and the Certificate of Designations; a number of Common Shares (the “Maximum Number of Common Shares”) equal to the sum of (i) the maximum number of Conversion Shares deliverable by the Company upon conversion of the Shares at the “Maximum Conversion Rate” (as defined in the Certificate of Designations) and (ii) the maximum number of Common Shares issuable in respect of accumulated dividends, in each case, in accordance with the terms of the Certificate of Designations, have been duly authorized and reserved for issuance by all necessary corporate action of the Company and such Common Shares, when issued upon such conversion or delivered in respect of accumulated dividends, in each case, in accordance with the terms of the Shares and the Certificate of Designations, will be validly issued, fully paid and nonassessable, will conform to the description thereof in the Disclosure Package and the Prospectus and will not be subject to any preemptive or similar rights.

(l)            Except as set forth in the Registration Statement, the Disclosure Package and the Prospectus and which have been waived, no holders of securities of the Company have rights to the registration of such securities under the Registration Statement.

(m)          A number of Common Shares equal to the Maximum Number of Common Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange and the Company intends to apply to list the Shares on the New York Stock Exchange.

(n)           The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Certificate of Designations, including

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the issuance of the Shares and the issuance of the Maximum Number of Common Shares issuable by the Company in accordance with the terms of the Certificate of Designations, will not contravene any provision of (i) the Memorandum of Association or Bye-laws, as amended, of the Company, (ii) any agreement or other instrument binding upon the Company or any of the Significant Subsidiaries that is material to the Company and its subsidiaries, taken as a whole or (iii) any judgment, order, applicable law or decree of any governmental body, agency or court having jurisdiction over the Company or any Significant Subsidiary, except, in the cases of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(o)           Assuming compliance by the Underwriters with this Agreement, no consent, approval, authorization or order of, or filing or qualification with, any governmental body or agency is required for the execution, delivery and performance by the Company of its obligations under this Agreement and the Certificate of Designations, including the issuance of the Shares and the issuance of a number of Common Shares equal to the Maximum Number of Common Shares in accordance with the terms of the Certificate of Designations, except such as may be required by the Securities Act, the Exchange Act, the securities or Blue Sky laws of the various states in connection with the offer and sale of the Shares and the listing of the Shares and the Maximum Number of Common Shares on the New York Stock Exchange.

(p)           There are no material legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of the Significant Subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Registration Statement, the Disclosure Package and the Prospectus and proceedings that would not have a Material Adverse Effect or material adverse effect on the power or ability of the Company to perform its obligations under this Agreement and the Certificate of Designations, including the issuance of the Shares and the issuance of a number of Common Shares equal to the Maximum Number of Common Shares in accordance with the terms of the Certificate of Designations, or to consummate the transactions contemplated by the Disclosure Package and the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(q)           Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(r)            Except as described in the Registration Statement, the Disclosure Package and the Prospectus, the Company and the Significant Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the Registration Statement, the Disclosure Package and the Prospectus

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and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except in the case of clause (i), (ii) and (iii), where such noncompliance would not, singly or in the aggregate, have a Material Adverse Effect.

(s)            Except as described in the Registration Statement, the Disclosure Package and the Prospectus, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(t)            Neither the Company or any of the Significant Subsidiaries, nor any of their respective directors or officers, nor, to the Company’s knowledge, any agent or employee acting at the direction of the Company or any Significant Subsidiary, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in material violation of applicable anti-corruption laws; and the Company and the Significant Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(u)           The operations of the Company and the Significant Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Significant Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Significant Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(v)           (i) Neither the Company nor any of the Significant Subsidiaries, nor any of their respective directors or officer, nor, to the Company’s knowledge, any agent, affiliate or employee  of the Company or any of the Significant Subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority with

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jurisdiction over the Company or any of the Significant Subsidiaries (collectively, “Sanctions”); nor

(B)  domiciled, organized or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions (including, as of the date hereof, Crimea, Cuba, Iran, North Korea, and Syria).

(ii)  The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)  to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions (except to the extent permissible under applicable Sanctions); or

(B)  in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)  For the past five years, the Company and the Significant Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in each case, in a manner that would constitute a violation of applicable Sanctions.

(w)          The Company and each of the Significant Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus is accurate. Except as described in the Registration Statement, the Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(x)           The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Disclosure Package and the Prospectus will not be, an “investment company” as defined in the Investment Company Act of 1940.

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(y)           The Company believes that it was not a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for its most recent taxable year, and, based on its current and projected income, assets and activities (after giving effect to the offering and sale of the Shares, and pursuant to the Concurrent Common Shares Offering, the Common Shares and the application of the proceeds thereof), it does not expect to be a PFIC for its current taxable year or in the foreseeable future.

(z)           Any required United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such return would not result in a Material Adverse Effect, and have paid all taxes shown on such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company.  The Company has maintained the charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability in accordance with accounting principles generally accepted in the United States of America, except to the extent that would not result in a Material Adverse Effect.

2.     Agreements to Sell and Purchase.  The Company hereby agrees to sell to the Underwriters, and the Underwriters, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agree, severally and not jointly, to purchase from the Company the respective numbers of Firm Shares set forth opposite such Underwriter’s name on Schedule A hereto at the purchase price set forth on Schedule II hereto, payable on the Closing Date (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to 750,000 Additional Shares at the Purchase Price, solely to cover over-allotments. The Representative of the Underwriters may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of the Prospectus. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased.  Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. On each day, if any, that Additional Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth on Schedule A hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

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3.     Terms of Offering.  You have advised the Company that the Underwriters will make an offering of the Shares to be purchased by the Underwriters hereunder on the terms set forth in this Agreement and the Disclosure Package.

4.     Payment and Delivery.  Payment of the Purchase Price for the Firm Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of the Firm Shares at 10:00 A.M., New York City time, on May 14, 2018, or at such other time on the same or such other date, as shall hereafter be agreed upon by the Company and the Underwriters. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Shares shall be made to the Company in Federal or other funds immediately available in New York City on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the tenth business day thereafter, as may be designated in writing by the Representative.

The Firm Shares and the Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid, against payment of the Purchase Price therefor.

5.     Conditions to the Underwriters’ Obligations.  The obligations of the several Underwriters are subject to the following conditions:

(a)           Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)                    There shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading, below Ba3(Negative) from Moody’s Investors Service, Inc., BB(Negative) from S&P Global Ratings Services, a division of S&P Global, Inc. and BB(Negative) from Fitch Inc., in the senior unsecured rating accorded the Company, NII or any of the Company’s or NII’s senior unsecured securities or in the rating outlook for the Company or NII by any “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)                   There shall not have occurred any change, or any development involving a prospective change, in the financial position, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Shares on the terms and in the manner contemplated in the Disclosure Package.

(b)           The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company to the effect set forth in Section 5(a) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

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The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)           The Company shall have furnished to the Underwriters the opinion of Joseph G. Walker, Deputy General Counsel of the Company, dated the Closing Date, substantially to the effect set forth on Annex 5(c) hereto.  In giving such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company and the Significant Subsidiaries and of public officials.  Such opinion may be relied upon only by the Underwriters in connection with the transactions contemplated by this Agreement, and may not be used or relied upon by the Underwriters for any other purpose, or by any other person, firm, corporation or entity for any purpose whatsoever, without the prior written consent of such counsel.  Such opinion may be limited to the laws of the State of Texas and the corporation, limited partnership and limited liability company statutes of the State of Delaware.

(d)           The Company shall have furnished to the Underwriters the opinion of Milbank, Tweed, Hadley & McCloy LLP (“MTHM”), special United States counsel for the Company, dated the Closing Date, substantially to the effect set forth on Annex 5(d)-1 hereto.

In rendering their opinions pursuant to this Section 5(d), such counsel may rely, to the extent deemed advisable by such counsel, (i) as to factual matters on certificates of officers of the Company and (ii) upon certificates of public officials.

Such opinion shall be limited to the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware. In addition, the Company shall have furnished to the Underwriters the negative assurance letter of MTHM, dated the Closing Date, substantially to the effect set forth on Annex 5(d)-2.  Such opinion and negative assurance letter shall be rendered as of the Closing Date only in connection with this Agreement and will be solely for the benefit of the Underwriters, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.

(e)           The Company shall have furnished to the Underwriters the opinion of Conyers Dill & Pearman Limited, special counsel for the Company, dated the Closing Date, in the form set forth on Annex 5(e) hereto.  Such opinion shall be limited to the laws of Bermuda. Such opinion shall be rendered as of the Closing Date only in connection with this Agreement and will be solely for the benefit of the Underwriters, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.

(f)            The Underwriters shall have received from Vinson & Elkins L.L.P. and MJM Limited, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Shares, the Disclosure Package, the Prospectus and other related matters as the Underwriters may reasonably require, and the Company shall have furnished to such counsel such documents as such counsel reasonably requests for the purpose of enabling such counsel to pass upon such matters.

(g)           The Underwriters shall have received on the date of the Applicable Time and on the Closing Date letters, dated the date of the Applicable Time and Closing Date, respectively, in form and substance satisfactory to the Underwriters, from

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PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement, the Disclosure Package and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than three days from the date hereof.

(h)           The New York Stock Exchange shall have approved for listing a number of Common Shares equal to the Maximum Number of Common Shares, subject only to official notice of issuance.

(i)            The Company shall have made commercially reasonable efforts to effect listing of the Shares on the New York Stock Exchange within 30 days of the Closing Date.

(j)            The Company shall have adopted the Certificate of Designations in form and substance reasonably satisfactory to the Underwriters.

(k)           The “lock up” agreements, each substantially in the form of Exhibit A hereto, between you and the executive officers and directors of the Company relating to sales and certain other dispositions of Common Shares or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(l)            The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i)                    a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(b) hereof remains true and correct as of such Option Closing Date;

(ii)                   an opinion of Joseph G. Walker, Deputy General Counsel of the Company, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof;

(iii)                  an opinion of MTHM, special United States counsel for the Company, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iv)                  an opinion of Conyers Dill & Pearman Limited, special counsel for the Company, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(e) hereof;

(v)                   opinions of Vinson & Elkins L.L.P. and MJM Limited, counsel for the Underwriters, dated the Option Closing Date, relating to the Additional Shares to

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be purchased on such Option Closing Date and otherwise to the same effect as the opinions required by Section 5(f) hereof;

(vi)                  a letter dated the Option Closing Date, in form and substance satisfactory to the Underwriters, from PricewaterhouseCoopers LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(g) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date; and

(vii)                 such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.

6.     Covenants of the Company.  In further consideration of the agreements of the Underwriters contained in this Agreement, the Company covenants with the Underwriters as follows:

(a)           To furnish to you, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Disclosure Package, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b)           Before amending or supplementing the Registration Statement, the Disclosure Package or the Prospectus, to furnish to the Underwriters a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Underwriters reasonably object.

(c)           To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(d)           Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e)           If the Disclosure Package is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Disclosure Package conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Disclosure Package to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own

12

expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Disclosure Package so that the statements in the Disclosure Package as so amended or supplemented will not, in the light of the circumstances when the Disclosure Package is delivered to a prospective purchaser, be misleading or so that the Disclosure Package, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Disclosure Package, as amended or supplemented, will comply with applicable law.

(f)            If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g)           To endeavor to qualify the Shares, the Conversion Shares and any Common Shares issued and paid as a dividend on the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers shall reasonably request; provided, however that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(h)           To make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i)            Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of their respective obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration, offering, sale and delivery of the Shares under the Securities Act and all other fees or expenses of the Company in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Disclosure Package, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and all amendments and supplements thereto, including all printing costs associated therewith, the

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delivery of copies thereof to the Underwriters, in the quantities herein above specified, and the filing fees payable to the Commission relating to the Shares (ii) all costs and expenses related to the issuance, transfer and delivery of the Shares to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any blue sky or legal investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Shares by the Financial Industry Regulatory Authority, (v) all costs and expenses incident to listing the Shares, the Conversion Shares and any Common Shares issued and paid as a dividend on the Shares on the New York Stock Exchange, (vi) the costs and charges of any transfer agent, registrar or depositary, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show and (vii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.  It is understood, however, that except as provided elsewhere in this Agreement, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable upon their resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

(j)            If the third anniversary of the initial effective date of the Registration Statement occurs before all the Shares have been sold by the Underwriters, prior to the third anniversary to file a new shelf registration statement and to take any other action necessary to permit the public offering of the Shares to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission.

(k)           To use its commercially reasonable efforts to cause the Shares to be eligible for clearance, settlement and trading through the facilities of DTC.

(l)            To prepare and file, in accordance with Section 12 of the Exchange Act, a registration statement on Form 8-A to register the class of securities consisting of the Shares under the Exchange Act.

(m)          To reserve and keep available at all times, free of preemptive rights, a number of Common Shares equal to the Maximum Number of Common Shares.

(n)           To file the Pricing Term Sheet attached hereto as Schedule I within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Shares.

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(o)           To use its commercially reasonable efforts to effect listing of the Maximum Number of Common Shares on the New York Stock Exchange within 30 days after the Closing Date and, upon such listing, use commercially reasonable efforts to maintain such listing and satisfy the requirements for such continued listing.

The Company also covenants with each Underwriter that, without the prior written consent of the Representative, it will not, during a period of 60 days from the date of this Agreement (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery Common Shares or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares.  The foregoing sentence shall not apply to (a) the Shares to be sold hereunder, (b) the Common Shares to be sold pursuant to the Concurrent Common Shares Offering, (c) any Conversion Shares issued upon conversion of the Shares, (d) the issuance by the Company of Common Shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and described in the Registration Statement, the Disclosure Package and the Prospectus, (e) the issuance by the Company of Common Shares or any security convertible into or exercisable for Common Shares in connection with joint ventures, commercial relationships or other strategic transactions, (f) the intercompany transfer of existing Common Shares, (g) Common Shares withheld by the Company for tax withholding purposes on account of the vesting of securities awarded pursuant to any employee stock option plan, stock ownership plan or dividend reimbursement plan of the Company in effect at the Applicable Time, (h) any Common Shares issued and paid as a dividend on the Shares, or (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Shares; provided that (1) such plan does not provide for the transfer of Common Shares during the Restricted Period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Shares may be made under such plan during the Restricted Period; provided, however, that any Common Shares issued pursuant to clause (e) above will not exceed 10% of the Company’s issued and outstanding share capital on the date of the Prospectus and any Common Shares issued or transferred pursuant to clauses (e) and (f) above will be subject to a lockup agreement for a period of time equal to the time remaining under the Company lockup described above.

7.     Covenants of the Underwriters.  Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

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8.     Indemnity and Contribution.  (a)  The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, the respective officers and directors of the Underwriters, and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Disclosure Package or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus, or in any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, other than with respect to statements in the Registration Statement, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by the Underwriters through the Representative expressly for use therein, it being understood and agreed that the only information furnished by any such Underwriter consists of the information described in Section 8(b).

(b)           Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, its affiliates, its directors, its officers who sign the Registration Statement and each other person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Underwriters, but only with reference to information relating to the Underwriters furnished in writing by the Underwriters through the Representative to the Company expressly for use in the Registration Statement, any preliminary prospectus, the Disclosure Package, any issuer free writing prospectus, road show, or the Prospectus or any amendments or supplements thereto, it being understood and agreed that the only information furnished by any such Underwriters consists of the following information in the Disclosure Package and the Prospectus: (i) the names of the Underwriters on the cover page and (ii) the concession figures and the paragraph relating to stabilization by the Underwriters appearing under the caption “Underwriting.”

(c)           In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; but the omission so to promptly notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party provided that the party entitled to be so notified is not prejudiced by such delay to promptly notify.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the

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indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred.  Such firm shall be designated in writing by the Representative, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b).  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding, and (ii) does not include an admission of fault, culpability or a culpable failure to act, by or on behalf of an indemnified party.

(d)           To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Company and the total discounts and commissions received by the Underwriters, in each case as set forth in the Disclosure Package or herein, bear to the aggregate offering price of the Shares.  The relative fault of the Company on the one hand and of the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged

17

omission to state a material fact relates to information supplied by the Company or by the Underwriters, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity. The Underwriters’ obligations to contribute pursuant to this Section 8(e) are several in proportion to the respective amount of Shares they have agreed to purchase hereunder and not joint.

(f)            The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company, its officers or directors, or any other person controlling the Company and (iii) acceptance of and payment for any of the Shares.

9.     Termination.  This Agreement shall be subject to termination by notice given by the Underwriters to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, either the New York Stock Exchange or The NASDAQ Stock Market LLC, or settlement of trading shall have been materially disrupted, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities (including without limitation an act of terrorism) or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse to the financial markets generally and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Shares on the terms and in the manner contemplated by this Agreement, the Disclosure Package or the Prospectus.

10.  Default by an Underwriter.  If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has

18

or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Shares set forth opposite their respective names in Schedule A bears to the aggregate number of Firm Shares set forth opposite the names of all such non defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one ninth of such number of Shares without the written consent of such Underwriter.  If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one tenth of the aggregate number of Firm Shares to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company.  In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Disclosure Package, in the Prospectus or in any other documents or arrangements may be effected.  If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Shares and the aggregate number of Additional Shares with respect to which such default occurs is more than one tenth of the aggregate number of Additional Shares to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default.  Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

11.  Effectiveness; Expense Reimbursement.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If this Agreement shall be terminated by the Underwriters because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters for all out-of-pocket expenses (including the fees and disbursements of their counsel up to a maximum of $100,000) reasonably incurred by the Underwriters in connection with this Agreement or the offering contemplated hereunder.

12.  Notices.  Notices given pursuant to this Agreement shall be in writing and shall be delivered (a) if to the Company, at 515 W. Greens Road, Suite 1200, Houston, Texas 77067, Attention: Chief Financial Officer, or (b) if to the Underwriters, to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, or in any case to such other address as the person to be notified may have requested in writing.

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13.       Successors.  This Agreement is made solely for the benefit of the Underwriters, the Company, their respective directors and officers and other controlling persons referred to in Section 8 hereof, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  The term “successors and assigns” as used in this Agreement shall not include a purchaser from the Underwriters of any of the Shares in its status as such purchaser.

14.       Partial Unenforceability.  If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.

15.       Counterparts.  This Agreement may be signed (including by facsimile) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.       Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

17.       No Fiduciary Duty.  The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which they may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity.  Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters).  The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

18.       Consent to Jurisdiction.  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York in each case located in the City and County of New York, Borough of Manhattan  (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  Each party not located in the United States irrevocably appoints CT Corporation System as its agent to receive service of process or

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other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York.

19.       Waiver of Immunity.  With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

20.       Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

21.       Entire Agreement.  This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings (whether written or oral) among the parties with respect to such subject matter.

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Very truly yours,

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

Signature Page to Purchase Agreement

Accepted as of the date hereof:

MORGAN STANLEY & CO. LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule A hereto.

By: Morgan Stanley & Co. LLC

By:	/s/Serkan Savasoghu
Name: Serkan Savasoghu
Title: Managing Director

Signature Page to Purchase Agreement

SCHEDULE I

Pricing Term Sheet	Free Writing Prospectus
dated as of May 9, 2018	Filed pursuant to Rule 433
Relating to the
Preliminary Prospectus Supplements each dated May 9, 2018 to the
Prospectus dated February 2, 2018
Registration No. 333-222855

Nabors Industries Ltd.

Concurrent Offerings of 35,000,000 Common Shares, par value $0.001 per Share (the “Common Shares”)
(the “Common Shares Offering”)
and
5,000,000 Shares of 6.00% Mandatory Convertible Preferred Shares, Series A, par value $0.001 per Share (the “Mandatory Convertible Preferred Shares”)

(the “Preferred Shares Offering”)

The information in this pricing term sheet relates only to the Common Shares Offering and the Preferred Shares Offering and should be read together with (i) the preliminary prospectus supplement dated May 9, 2018 relating to the Common Shares Offering (the “Common Shares Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, (ii) the preliminary prospectus supplement dated May 9, 2018 relating to the Preferred Shares Offering (the “Preferred Shares Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and (iii) the related base prospectus dated February 2, 2018, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration No. 333-222855.  Neither the Common Shares Offering nor the Preferred Shares Offering is contingent on the successful completion of the other offering.  Terms not defined in this pricing term sheet have the meanings given to such terms in the Common Shares Preliminary Prospectus Supplement or the Preferred Shares Preliminary Prospectus Supplement, as applicable.  All references to dollar amounts are references to U.S. dollars.

Issuer:	Nabors Industries Ltd.

Ticker / Exchange for the Common Shares:	NBR / The New York Stock Exchange (“NYSE”)

Trade Date:	May 10, 2018.

Settlement Date:	May 14, 2018.

Use of Proceeds:

The Issuer expects to receive gross proceeds (before underwriting discounts and estimated offering expenses) from the Common Shares Offering of approximately $271.3 million (or approximately $311.9 million if the underwriters in the Common Shares Offering exercise their option to purchase additional Common Shares in full), and the Issuer expects to receive gross proceeds (before underwriting discounts and estimated offering expenses) from the Preferred Shares Offering of $250 million (or $287.5 million if the underwriters of the Preferred Shares Offering exercise their over-allotment option to purchase additional Mandatory Convertible Preferred Shares in full).
The Issuer intends to use the net proceeds from the Common Shares Offering and the Preferred Shares Offering to repay borrowings outstanding under the Issuer’s revolving credit facility, which the Issuer

Schedule I-1

may re-borrow from time to time for the repayment of other indebtedness, and for general corporate purposes. See “Use of Proceeds” in the Common Shares Preliminary Prospectus Supplement and the Preferred Shares Preliminary Prospectus Supplement.

Common Shares Offering

Common Shares Offered:	35,000,000 Common Shares

Option for Underwriters to Purchase Additional Common Shares:	5,250,000 additional Common Shares

NYSE Last Reported Sale Price of the Common Shares on May 9, 2018:	$8.03 per share

CUSIP / ISIN:	G6359F103 / BMG6359F1032

Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc.

Preferred Shares Offering

Mandatory Convertible Preferred Shares Offered:	5,000,000 Mandatory Convertible Preferred Shares.

Over-Allotment Option for Underwriters to Purchase Additional Mandatory Convertible Preferred Shares:	750,000 additional Mandatory Convertible Preferred Shares, solely to cover over-allotments.

Dividends:

•    6.00% per annum on the liquidation preference of $50 for each Mandatory Convertible Preferred Share. Dividends will accumulate from the Settlement Date and, to the extent Issuer has lawfully available funds to pay dividends and declares a dividend payable, Issuer will pay dividends in cash or, subject to certain limitations and subject to the share cap described in the Preferred Shares Preliminary Prospectus Supplement, by delivery of Common Shares or through any combination of cash and Common Shares, at Issuer’s election, on each Dividend Payment Date, including the final Dividend Payment Date; provided that any unpaid dividends will continue to accumulate. The dividend payable on the first Dividend Payment Date, if declared, is expected to be $0.64 per Mandatory Convertible Preferred Share, and the dividend payable on each subsequent Dividend Payment Date, if declared, is expected to be $0.75 per Mandatory Convertible Preferred Share.

Dividend Record Dates:	• The January 15, April 15, July 15 and October 15 immediately preceding the relevant Dividend Payment Date.

Dividend Payment Dates:	• February 1, May 1, August 1 and November 1 of each year, commencing on August 1, 2018 and ending on, and including, May 1, 2021.

Additional Amounts:	• Subject to certain limitations, the Issuer will pay in cash or deliver in Common Shares, as the case may be, additional amounts to holders of the Mandatory

Schedule I-2

Convertible Preferred Shares, as additional dividends, to make up for any deduction or withholding for any taxes or other charges imposed on amounts the Issuer must pay or deliver, as the case may be, with respect to the Mandatory Convertible Preferred Shares, so that the net amounts paid or delivered, as the case may be, will be equal to the amounts the Issuer would otherwise be required to pay or deliver, as the case may be, had no such withholding or deduction been required.

Mandatory Conversion Date:

The second business day immediately following the last trading day of the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding May 1, 2021. The Mandatory Conversion Date is expected to be May 1, 2021.

Initial Price:

$7.75, which is approximately equal to the per share public offering price of the Common Shares in the Common Shares Offering, and is also approximately equal to $50, divided by the Maximum Conversion Rate.

Threshold Appreciation Price:	$9.30, which represents a premium of 20% over the Initial Price and is approximately equal to $50, divided by the Minimum Conversion Rate.

Conversion Rate per Mandatory Convertible Preferred Share:

The conversion rate for each Mandatory Convertible Preferred Share will not be more than 6.4516 Common Shares and not less than 5.3763 Common Shares (respectively, the “Maximum Conversion Rate” and “Minimum Conversion Rate”), depending on the applicable market value (as defined in the Preferred Shares Preliminary Prospectus Supplement) of the Common Shares, as described below and subject to certain anti-dilution adjustments.

The following table illustrates the conversion rate per Mandatory Convertible Preferred Share, subject to certain anti-dilution adjustments described in the Preferred Shares Preliminary Prospectus Supplement, based on the applicable market value of the Common Shares:

	Applicable Market Value of the Common Shares	Conversion Rate per Mandatory Convertible Preferred Share

	Less than the Initial Price	6.4516 Common Shares

	Greater than or equal to the Initial Price and less than or equal to the Threshold Appreciation Price	$50, divided by the applicable market value

	Greater than the Threshold Appreciation Price	5.3763 Common Shares

Conversion Rate Adjustments for Cash Dividends:

The Maximum Conversion Rate and Minimum Conversion Rate will each be subject to adjustment in connection with the payment of any cash dividend or distribution by the Issuer on the Common Shares. See “Conversion Rate Adjustments” in the Preferred Shares Preliminary Prospectus Supplement.

Schedule I-3

Optional Conversion:

Other than during a fundamental change conversion period (as defined in the Preferred Shares Preliminary Prospectus Supplement), at any time prior to May 1, 2021, a holder of Mandatory Convertible Preferred Shares may elect to convert such holder’s Mandatory Convertible Preferred Shares, in whole or in part, at the Minimum Conversion Rate of 5.3763 Common Shares per Mandatory Convertible Preferred Share, subject to adjustment as described in the Preferred Shares Preliminary Prospectus Supplement.

Fundamental Change:

If a fundamental change (as defined in the Preferred Shares Preliminary Prospectus Supplement) occurs on or prior to the Mandatory Conversion Date, holders of the Mandatory Convertible Preferred Shares will have the right to convert their Mandatory Convertible Preferred Shares, in whole or in part, into Common Shares at the fundamental change conversion rate (as defined in the Preferred Shares Preliminary Prospectus Supplement) during the period beginning on, and including, the effective date (as defined in the Preferred Shares Preliminary Prospectus Supplement) of such fundamental change and ending on the earlier of (A) the Mandatory Conversion Date and (B) the date that is 20 days after the effective date.

The following table sets forth the fundamental change conversion rate per Mandatory Convertible Preferred Share based on the effective date of the fundamental change and the share price (as defined in the Preferred Shares Preliminary Prospectus Supplement) in the fundamental change:

	Share Price
Effective Date	$2.00	$3.00	$4.00	$5.00	$6.00	$7.75	$8.25	$8.75	$9.30	$10.00	$11.00	$12.50	$15.00	$20.00	$35.00	$50.00
May 14, 2018	10.3993	8.9097	8.0787	7.5297	7.1382	6.6756	6.5782	6.4921	6.4085	6.3162	6.2064	6.0786	5.9303	5.7608	5.5701	5.4995
May 1, 2019	9.2174	8.1994	7.6000	7.1699	6.8406	6.4296	6.3411	6.2629	6.1871	6.1039	6.0064	5.8958	5.7735	5.6444	5.5110	5.4623
May 1, 2020	7.8834	7.3881	7.0906	6.8300	6.5774	6.1918	6.1020	6.0221	5.9452	5.8626	5.7702	5.6745	5.5851	5.5116	5.4457	5.4209
May 1, 2021	6.4516	6.4516	6.4516	6.4516	6.4516	6.4516	6.0606	5.7143	5.3763	5.3763	5.3763	5.3763	5.3763	5.3763	5.3763	5.3763

Schedule I-4

The exact share price and effective date may not be set forth on the table, in which case:

•                  if the share price is between two share prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Mandatory Convertible Preferred Share will be determined by straight-line interpolation between the fundamental change conversion rates per Mandatory Convertible Preferred Share set forth for the higher and lower share prices and the earlier and later effective dates, as applicable, based on a 365-day;

•                  if the share price is in excess of $50.00 per share (subject to adjustment in the same manner as the share prices in the column headings of the table above as described in the Preferred Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per Mandatory Convertible Preferred Share will be the Minimum Conversion Rate, subject to adjustment as described in the Preferred Shares Preliminary Prospectus Supplement; and

•      if the share price is less than $2.00 per share (subject to adjustment in the same manner as the share prices in the column headings of the table above as described in the Preferred Shares Preliminary Prospectus Supplement), then the fundamental change conversion rate per Mandatory Convertible Preferred Share will be determined (a) as if the share price were equal to $2.00 and (b) if the effective date is between two effective dates on the table, using straight-line interpolation.

Conversion upon a Tax Event:

If at any time Issuer becomes obligated to pay or deliver additional amounts on the issued and outstanding Mandatory Convertible Preferred Shares in a tax event (as defined in the Preferred Shares Preliminary Prospectus Supplement), Issuer may, at its option, cause all, but not less than all, issued and outstanding Mandatory Convertible Preferred Shares to be automatically converted into a number of Common Shares equal to the fundamental change conversion rate determined as though the tax event conversion date (as defined in the Preferred Shares Preliminary Prospectus Supplement) were the effective date of a fundamental change and the “share price” in such transaction were the average of the volume-weighted average prices per Common Share over the 10 trading day period beginning on, and including, the second trading day immediately following the date on which Issuer provides notice of the tax event conversion.

Listing:

The Issuer will apply to list the Mandatory Convertible Preferred Shares on the NYSE under the symbol “NBR PR A”.  While no assurance can be given that the Issuer’s application for listing will be approved, the Issuer expects trading of the Mandatory Convertible Preferred Shares on the NYSE to begin within 30 days of the Settlement Date.

CUSIP / ISIN for the Mandatory Convertible Preferred Shares:	G6359F 129 / BMG6359F1297

Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc.

Schedule I-5

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplements for the offerings) with the U.S. Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the Common Shares Preliminary Prospectus Supplement or the Preferred Shares Preliminary Prospectus Supplement, as the case may be, the related base prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Common Shares Offering and the Preferred Shares Offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from: Morgan Stanley & Co. LLC at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by calling 1-866-718-1649 or by e-mail at prospectus@morganstanley.com; or Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 1-800-831-9146.

This communication should be read in conjunction with the Common Shares Preliminary Prospectus Supplement or the Preferred Shares Preliminary Prospectus Supplement, as the case may be, and the related base prospectus. The information in this communication supersedes the information in the Common Shares Preliminary Prospectus Supplement or the Preferred Shares Preliminary Prospectus Supplement, as the case may be, and the related base prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the related base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Schedule I-6

SCHEDULE II

Purchase Price: $48.50

Schedule II-1

SCHEDULE A

Underwriters	Amount of Firm Shares to be Purchased
Morgan Stanley & Co. LLC	1,750,000
Citigroup Global Markets Inc.	1,500,000
Goldman Sachs & Co. LLC	250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	250,000
Wells Fargo Securities, LLC	250,000
Mizuho Securities USA LLC	250,000
Lazard Capital Markets LLC	125,000
MUFG Securities Americas Inc.	125,000
PNC Capital Markets LLC	125,000
Intrepid Partners, LLC	100,000
BBVA Securities Inc.	100,000
SMBC Nikko Securities America, Inc.	100,000
HSBC Securities (USA) Inc.	75,000
Total	5,000,000

Schedule A-1

EXHIBIT A

, 2018

Morgan Stanley & Co. LLC

c/o       Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (the “Representative”) propose to enter into an Underwriting Agreement (the “Common Shares Underwriting Agreement”) with Nabors Industries Ltd., a Bermuda exempted company (the “Company”), providing for the public offering (the “Common Shares Public Offering”) by the several Underwriters, including the Representative (the “Underwriters”), of common shares, par value $0.001 per share, of the Company (the “Common Shares”). The undersigned also understands that the Representative proposed to enter into an Underwriting Agreement (the “Convertible Preferred Underwriting Agreement”) with the Company providing for the public offering (the “Convertible Preferred Public Offering” and, together with the Common Shares Public Offering, the “Offerings”) by the Underwriters of 6.00% series A mandatory convertible preferred shares, par value $0.001 per share (the “Convertible Preferred Shares”). The Convertible Preferred Shares will be convertible into a variable number of Common Shares. The Common Shares Public Offering and the Convertible Preferred Public Offering are not contingent on one another.

To induce the Underwriters that may participate in the Offerings to continue their efforts in connection with the Offerings, the undersigned hereby agrees that, without the prior written consent of the Representative on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 60 days after the date of the final prospectuses (the “Restricted Period”) relating to the Offerings (the “Prospectuses”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Shares (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to Common Shares or other securities acquired in open market transactions after the completion of the Offerings, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Shares or other securities acquired in such open market transactions, (b) transfers of Common Shares or any security convertible into Common Shares as a bona fide gift, or (c) distributions of Common Shares or any security convertible into Common Shares to limited partners or shareholders of the

Exhibit A-1

undersigned; provided that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Common Shares, shall be required or shall be voluntarily made during the Restricted Period, or (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Shares, provided that (i) such plan does not provide for the transfer of Common Shares during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Shares may be made under such plan during the Restricted Period.  In addition, the undersigned agrees that, without the prior written consent of the Representative on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any Common Shares or any security convertible into or exercisable or exchangeable for Common Shares. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Common Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Offerings.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offerings actually occur depends on a number of factors, including market conditions. Each Offering will only be made pursuant to the Common Shares Underwriting Agreement or the Convertible Preferred Underwriting Agreement, as applicable, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)

Exhibit A-2

ANNEX 5(C)

OPINION OF JOSEPH G. WALKER

Each of Nabors Industries, Inc., Nabors International Finance Inc., Nabors Drilling Technologies USA, Inc. and Nabors Drilling Holdings Inc. (collectively, the “Selected Subsidiaries” and each, a “Selected Subsidiary”), has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate power and authority to own its properties and conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole;

All outstanding shares of capital stock of the Significant Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest, other than any perfected security interest in favor of the Company or a Significant Subsidiary and, to the knowledge of such counsel, any other security interests, claims, liens or encumbrances other than any liens, encumbrances, equities or claims in favor of the Company or a Significant Subsidiary;

To the knowledge of such counsel, there is no pending or threatened material action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries of a character required to be disclosed in the Registration Statement, the Disclosure Package or the Prospectus which is not disclosed in the Registration Statement, the Disclosure Package or the Prospectus as required or any contracts or other documents that are required to be described in the Registration Statement, the Disclosure Package or the Prospectus or to be filed as exhibits to the Registration Statement that are not so described or filed; and

Neither the issue and sale of the Shares, the consummation of any other of the transactions contemplated by this Agreement  and the Certificate of Designations, including the issuance of the Shares and the issuance of the Maximum Number of Common Shares issuable by the Company in accordance with the terms of the Certificate of Designations, nor the fulfillment of the terms thereof will conflict with, result in a breach or violation of, or constitute a default under the terms of (A) any indenture or other agreement or instrument known to such counsel and to which the Company or any of the Significant Subsidiaries is a party or bound, or any judgment, order or decree known to such counsel to be applicable to the Company or any of the Significant Subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of the Significant Subsidiaries, except such as would not, either singly or in the aggregate, have a material adverse effect upon the Company and its subsidiaries, taken as a whole, or prevent the Company from performing its obligations under this Agreement and the Certificate of Designations, including the issuance of the Shares and the issuance of the Maximum Number of Common Shares issuable by the Company in accordance with the terms of the Certificate of Designations, or (B) the respective charters, bylaws or other organizational documents of the Significant Subsidiaries (assuming that the relevant laws of the

Annex 5(C)-1

jurisdiction of organization of any Significant Subsidiary not organized in Texas or Delaware are the same as those of Texas).

Such counsel shall also state that it has no reason to believe that any part of the Registration Statement, when such part became effective, the Disclosure Package, as of the Applicable Time, or the Prospectus, as of its date and at the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, other than with respect to statements in the Registration Statement, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need not express an opinion or comment with respect to the financial statements and the other financial information contained or incorporated by reference therein or excluded therefrom).

Annex 5(C)-2

ANNEX 5(D)-1

OPINION OF MILBANK, TWEED, HADLEY & McCLOY LLP

1.              Nabors Industries, Inc. is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.              The filing of the Final Prospectus pursuant to Rule 424(b)(2) has been made in the manner and within the time period required by Rule 424(b)(2) (without reference to Rule 424(b)(8)).

3.              Each document filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and incorporated by reference in the Registration Statement, the Disclosure Package or the Final Prospectus appeared on its face to be appropriately responsive as of its filing date in all material respects to the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder, except that we express no opinion and make no statement as to the financial statements and other financial and accounting information and data and management’s report on the effectiveness of internal control over financial reporting included or incorporated by reference therein.

4.              Each of the Registration Statement, as of its most recent effective date, the Disclosure Package, as of the Applicable Time, and the Final Prospectus, as of the date thereof, appeared on their face to be appropriately responsive in all material respects to the applicable requirements of the Securities Act and the rules and regulations thereunder, except that we express no opinion and make no statement as to the financial statements and other financial and accounting information and data and management’s report on the effectiveness of internal control over financial reporting included or incorporated by reference therein.  In rendering this opinion we take no responsibility for the accuracy, completeness or fairness of the statements made in the Registration Statement, the Disclosure Package or the Final Prospectus, except to the extent set forth in paragraph 8.

5.              The Underwriting Agreement has been duly executed and delivered by the Company.

6.              No consent, approval, authorization or order of any Governmental Authority (as defined below) is required for the consummation of the transactions contemplated by the Underwriting Agreement, except such as have been made or obtained prior to the date hereof or as may be required under federal or state securities or “blue sky” laws of any jurisdiction.

7.              Neither the issue and sale of the Preferred Shares by the Company, nor the consummation of any of the other transactions contemplated in the Underwriting Agreement, nor the fulfillment of the terms of the Underwriting Agreement, results in a breach or violation of Applicable Law (as defined below), except such as would not, either singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or prevent the Company from performing its obligations under the Underwriting Agreement.

8.              The statements in the Disclosure Package and the Final Prospectus under the caption titled “Certain U.S. Federal Income Tax Considerations” to the extent they constitute

Annex 5(C)-1

statements of law or legal conclusions are, subject to the limitations, qualifications, exceptions, and assumptions set forth therein, correct in all material respects.

9.              The Company is not required to, and, immediately after giving effect to the offering and sale of the Preferred Shares and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, the Company will not be required to register as an investment company under the Investment Company Act of 1940, as amended.

The foregoing opinion in paragraph 8 above is limited to matters involving United States federal law, and we do not express any opinion as to the laws of any other jurisdiction.  The foregoing opinion in paragraph 8 is based on the law in effect on the date hereof, including the United States Internal Revenue Code of 1986, as amended (the “Code”), and United States Treasury regulations (including proposed regulations) promulgated under the Code, the legislative history thereof, judicial decisions and administrative pronouncements and rulings of the United States Internal Revenue Service.  Such laws are subject to change, possibly with retroactive effect, and we undertake no obligation to update such opinion or otherwise advise you if any such laws should change.  Our opinion is not binding on the Internal Revenue Service or a court and, in particular due to the absence of authority addressing a closely comparable transaction, there can be no assurance that the Internal Revenue Service or a court will not adopt a position contrary to our opinion.

For purposes of the opinions rendered above, (i) “Applicable Law” means United States federal laws (other than the federal and state securities laws), the laws of the State of New York and those provisions of the General Corporation Law of the State of Delaware which in each case in our experience are normally applicable to transactions of the type contemplated by the Underwriting Agreement and (ii) “Governmental Authority” means any United States federal or State of New York administrative, judicial or other governmental agency, authority, tribunal or body.

We express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and United States federal laws.  The opinions contained herein are rendered to you and are solely for your benefit in connection with the closing under the Underwriting Agreement of the sale of the Preferred Shares occurring today and may not be used, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our express written consent in each instance.  We disclaim any obligation to update anything herein for events occurring after the date hereof.

Annex 5(C)-2

ANNEX 5(D)-2

NEGATIVE ASSURANCE LETTER

OF

MILBANK, TWEED, HADLEY & McCLOY LLP

On the basis of and subject to the foregoing, we confirm to you that nothing has come to our attention that causes us to believe that:

(i)  the Registration Statement (other than the financial statements and schedules and other financial and accounting information and data and management’s report on the effectiveness of internal control over financial reporting, as to which we express no belief and make no statement), ) as of its most recent effective date, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(ii)  the Disclosure Package (other than the financial statements and other financial and accounting information and data and management’s report on the effectiveness of internal control over financial reporting, as to which we express no belief and make no statement), as of the Applicable Time, contained  an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(iii)  the Final Prospectus (other than the financial statements and other financial and accounting information and data and management’s report on the effectiveness of internal control over financial reporting, as to which we express no belief and make no statement), as of its date or as of the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Annex 5(D)-2-1

ANNEX 5(E)

OPINION OF CONYERS DILL & PEARMAN LIMITED

1.                                      The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.                                      The Company has the necessary corporate power and authority to conduct its business and to own, lease and operate its property as described in the Registration Statement, the Disclosure Package and the Prospectus.

3.                                      The Company has the necessary corporate power and authority to enter into and perform its obligations under the Agreement, including, for the avoidance of doubt, the issuance of the Preferred Shares and the issuance of the Common Shares in accordance with the terms of the Agreement and the Certificate of Designations. The execution and delivery of the Agreement and the performance by the Company of its obligations thereunder, including the issuance and sale of the Preferred Shares and the issuance of the Common Shares in accordance with the terms of the Preferred Shares and the Certificate of Designations, will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

4.                                      The Company has taken all corporate action required to authorise its execution, delivery and performance of the Agreement and the issuance of the Preferred Shares and the issuance of the Common Shares in accordance with the terms of the Certificate of Designations.  The Agreement has been duly executed and delivered by or on behalf of the Company, and constitutes the valid, binding and enforceable obligation of the Company in accordance with the terms thereof.

5.                                      No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Agreement or for the issuance of the Preferred Shares and the issuance of the Common Shares in accordance with the terms of the Certificate of Designations, except such as have been duly obtained in accordance with Bermuda law.

6.                                      It is not necessary or desirable to ensure the enforceability in Bermuda of the Agreement that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda.  However, to the extent that Agreement creates a charge over assets of the Company, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981.  On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in

Annex 5(E)-1

Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge.  A registration fee of $665 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation).  As the Agreement is governed by the Foreign Laws, the question of whether they create such an interest in property would be determined under the Foreign Laws.

7.                                      The Agreement will not be subject to ad valorem stamp duty in Bermuda and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with the execution, delivery, filing, registration or performance of the Agreement other than as stated in paragraph 6 hereof.

8.                                      The Preferred Shares have been duly authorized by the Company and when issued and paid for in accordance with the Agreement, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares), and the issuance of such Shares will not be subject to any preemptive rights or similar rights.

9.                                      The Common Shares have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Preferred Shares and the Certificate of Designations, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares), and will not be subject to any preemptive rights or similar rights.

10.                               Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Companies at [TIME] on [   ] May 2018, the authorized share capital of the Company is US$[   ] divided into [   ]shares of which [   ] are Common Shares and [   ] are preferred shares, par value US$0.001 each.

11.                               Based solely upon a review of the register of members of the Company prepared by Computershare Shareholder Services Inc., the branch registrar of the Company, on [   ] May 2018, there are [   ] issued and outstanding Common Shares of the Company, all of which are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issuer thereof) and such shares are not subject to any statutory pre-emptive or similar rights.

12.                               The statements set forth in the Disclosure Package and the Prospectus under the caption “Description of Authorized Share Capital,” “Description of the Series A Preferred Shares” and “Certain Bermuda Tax Considerations” to the extent they constitute statements of Bermuda law or summaries of Shares, are accurate in all material respects.

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13.                               The choice of the Foreign Laws as the governing law of the Agreement is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature; (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.  The submission in the Agreement to the jurisdiction of the respective Foreign Courts is valid and binding upon the Company. The appointment of an agent for service of process pursuant to the Agreement is valid and binding upon the Company.

14.                               The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the respective Foreign Courts against the Company based upon the Agreement under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of Bermuda; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (f) there is due compliance with the correct procedures under the laws of Bermuda.

15.                               The transactions contemplated by the Agreement are not subject to any currency deposit or reserve requirements in Bermuda. The Company has been designated as non-resident of Bermuda for the purposes of the Exchange Control Act 1972 and, as such, is free to acquire, hold and sell foreign currency and securities without restriction.

16.                               Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at [TIME] on [•] 2018 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in Bermuda to which the Company is subject.

17.                               Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Companies at [TIME] on [•] 2018 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Cause Book of the Supreme Court of Bermuda conducted at [TIME] on [•] 2018 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), no details have been registered of any steps taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of, the Company, though it should be noted that the public files maintained by the Registrar of Companies do not reveal whether a winding-up petition or application to the Court for the appointment of

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a receiver has been presented and entries in the Cause Book may not specify the nature of the relevant proceedings.

18.                               The Company is not entitled to any immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Agreement in respect of itself or its property.

19.                               At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or by its shareholders in respect of its shares. The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until 31 March 2035, be applicable to the Company or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by the Company in respect of real property owned or leased by the Company in Bermuda.

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